EXHIBIT 99.1
------------


AMLI                                      125 South Wacker Drive
RESIDENTIAL                               Chicago, Illinois 60606

                                          Phone:      312.443.1477
                                          Fax:        312.443.0909
                                          www.amli.com

PRESS RELEASE

FOR IMMEDIATE RELEASE
---------------------

July 26, 2005                       For More Information, Contact:

                                    Robert J. Chapman,
                                    Chief Financial Officer
                                    (312) 984-6845



                  AMLI RESIDENTIAL ANNOUNCES SECOND QUARTER
                   OPERATING RESULTS AND DECLARES DIVIDEND

------------------------------------------------------------------------


(CHICAGO, IL) AMLI RESIDENTIAL PROPERTIES TRUST (NYSE: AML) announces today operating results for the second quarter ended June 30, 2005.


EARNINGS
--------

Net income for the quarter and six months ended June 30, 2005 was $9,210,000 and $31,621,000, respectively, as compared to $42,304,000 and
$49,023,000, respectively, in the year earlier periods. Diluted Earnings Per Share ("EPS") for the quarter ended June 30, 2005 was $0.28 compared to $1.45 for the same period a year earlier, a decrease of 80.7%. For the six months ended June 30, 2005, EPS was $1.05 compared to $1.74 for the comparable period of 2004. The difference in net income between periods is primarily attributable to the aggregate gains recognized from sales of rental communities, net of minority interest, and AMLI's share of gains on sales of partnership properties. Such amounts were $9,097,000 and $32,035,000 for the three and six months ended June 30, 2005, respectively, and $41,905,000 and $44,360,000 for the three and six months ended June 30, 2004, respectively.

Funds From Operations ("FFO") for the second quarter 2005 were $16,186,000, or $0.52 per common share, compared to $13,278,000, or $0.43 per common share, for the first quarter 2005 (a per share increase of 20.9%), and compared to $17,097,000, or $0.55 per common share, for the second quarter 2004 (a per share decrease of 5.5%). Actual results for the second quarter were $0.01 per share greater than both the mid-point of AMLI's most current guidance and First Call's most recent estimate.

"AMLI had a solid quarter reflecting the improving market conditions in AMLI's nine markets as well as AMLI's increasing transactional activity," stated Robert J. Chapman, AMLI Chief Financial Officer. "The results were about as we expected. The $0.01 per share difference from AMLI's mid-point estimate is primarily attributable to timing differences between quarters."

"Community operations continue to show improvement," Mr. Chapman further commented. "On a year-over-year basis, seven of AMLI's eight same-community markets had increases in total community revenues, and all eight increased compared to last quarter. There is strong investor demand for quality apartment properties. We are very pleased with the prices obtained for the two communities sold during the quarter. AMLI's challenge continues to be finding suitable acquisition opportunities in which to recycle the capital."

SECOND QUARTER ACTIVITIES
-------------------------

During the second quarter, AMLI purchased AMLI at Cityplace (244 apartments) in Dallas, Texas. The Company also sold AMLI at Fox Valley (272 apartments) in Aurora, Illinois and AMLI at Walnut Creek (460 apartments) in Austin, Texas. Additionally, AMLI broke ground on AMLI at Perimeter Gardens (245 apartments) in Atlanta, Georgia and AMLI Clear Creek (288 apartments) in Overland Park, Kansas. AMLI also completed the initial lease-up and stabilization of AMLI at Seven Bridges (520 apartments) in Woodridge, Illinois.

SAME COMMUNITY RESULTS
----------------------

On a combined same community basis, which includes both wholly-owned and co-investment communities (at 100%), for the quarter ended June 30, 2005 versus the prior year's comparable quarter, total community revenue increased 1.6% (reflecting an increase in weighted average occupancy to 93.6% from 92.8% and an increase in weighted average collected revenue per occupied unit of 0.7%), operating expenses increased by 0.9%, and net operating income ("NOI") increased by 2.2%.

Comparing the second quarter of 2005 to the preceding quarter, total community revenue increased by 2.4% (reflecting an increase in weighted average occupancy of 0.7% and an increase in weighted average collected revenue per occupied unit of 1.6%), operating expenses increased 5.2% (reflecting some seasonality), and NOI increased 0.5%.

SUBSEQUENT EVENTS
-----------------

In July, AMLI purchased AMLI Memorial Heights (formerly The Quarters at Memorial), a 380-unit luxury apartment community in Houston, Texas and sold AMLI at Poplar Creek (196 apartments) in Schaumburg, Illinois.

As reported earlier today, AMLI modified the terms of the Company's three unsecured bank credit facilities, including its two revolving lines of credit and its $110 million term loan. The commitment amounts under the primary and secondary lines of credit were increased to $250 million and $20 million, respectively, and the maturity dates were reset to three years from closing. The pricing and certain covenants under all three facilities were also amended.

OUTLOOK
-------

AMLI's current expectation for FFO for the full year 2005 remains in the range of $1.98 to $2.06 per share (generally plus or minus $0.02 per share per quarter based on the current mid-range estimates of $0.51, and $0.56 per share per quarter and a mid-point of $2.02 per share).

The following chart reconciles AMLI's current FFO per share guidance to
EPS:
                         Actual    Actual                         Full
                           Q1        Q2        Q3        Q4       Year
                        -------   -------   -------   -------   -------
EPS per Common Share      $0.76     $0.28     $2.62     $0.20     $3.86
Gains on Sales           ($0.85)   ($0.35)   ($2.59)   ($0.08)   ($3.87)
Depreciation              $0.45     $0.45     $0.39     $0.37     $1.65
Adjustment for
  Preferred Shares        $0.07     $0.14     $0.09     $0.07     $0.38
FFO per Share             $0.43     $0.52     $0.51     $0.56     $2.02

DIVIDEND
--------

Yesterday, the Board of Trustees declared a quarterly dividend of $0.48 per common share. This dividend is payable on August 16, 2005 to all common shareholders of record as of August 5, 2005 and is based on an annual dividend rate of $1.92 per common share.

CONFERENCE CALL
---------------

AMLI will hold a conference call on Wednesday, July 27, 2005 at 3:30 p.m. Eastern Time. The toll-free number for the call is (800) 946-0706 -
Passcode: AMLI, and should be accessed approximately 5 minutes prior to conference time. A live webcast of the conference call will also be available in the 'Company Info' section on AMLI's website (www.amli.com/comp/) and at www.streetevents.com, a password-protected event management site. Additionally, an on-line replay of the webcast will be available for 60 days following the call.

SUPPLEMENTAL INFORMATION
------------------------

AMLI produces Quarterly Supplemental Information that provides detailed information regarding the Company's activities during the quarter. The Second Quarter Supplemental Information is available in the 'Company Info' section on our website (www.amli.com/comp/) under 'Shareholder Reports.'

DEFINITIONS
-----------

This press release and the Quarterly Supplemental Information described above contain certain non-GAAP ("Generally Accepted Accounting Principles") information that is generally provided by most publicly-traded residential REITs. AMLI uses this information internally to measure its performance and/or liquidity and to compare its performance to other REITs in its peer group, and believes that this information may be of interest and use to the investment community for the same reason.

Except where indicated, community revenue, community expenses, net operating income ("NOI") and earnings before interest, taxes, depreciation and amortization ("EBITDA") are computed based on various line items included in our consolidated statements of income prepared in accordance with GAAP. Where indicated, this information is presented on a basis that includes AMLI's proportionate share of the non-GAAP financial measures of its co-investment partnerships.

Reconciliations of all non-GAAP financial measures to GAAP financial measures are included in the Company's Quarterly Supplemental Financial information, primarily pages 18 and 19.

EBITDA is NOI (including AMLI's proportionate share of the NOI of its co-investment partnerships) plus all fees and interest income and income from the Service Companies and gains or losses from sales or valuation of land and other income, less general and administration expense.

FUNDS FROM OPERATIONS ("FFO") is EBITDA less interest expense (including AMLI's proportionate share of the interest expense of its co-investment partnerships and amortization of deferred financing expense) and any income taxes. FFO computed in this manner is equal to FFO as defined in NAREIT's white paper, which definition is "net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures."

Additional definitions can be found in the Quarterly Supplemental
Information.

ABOUT AMLI
----------

The AMLI<registered trademark> portfolio currently includes 74 apartment communities containing 28,136 apartment homes, with an additional 1,047 apartment homes under development or in lease-up in four locations. AMLI is focused on the development, acquisition and management of institutional quality multifamily communities in the Southeast, Southwest, Midwest and Mountain regions of the U.S. AMLI Residential also serves as institutional advisor and asset manager for large pension funds, tax-exempt foundations and other financial institutions through AMLI's co-investment business. AMLI employs approximately 850 people who are dedicated to achieving AMLI's mission--PROVIDE AN OUTSTANDING LIVING ENVIRONMENT FOR OUR RESIDENTS. More information on AMLI is available at www.amli.com.

FORWARD-LOOKING STATEMENTS
--------------------------

Certain matters discussed in this press release are forward-looking statements within the meaning of Federal Securities Law. Although the Company believes expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking statements can be identified by the Company's use of the words "project," "believe," "expect," "anticipate," "intend," "estimate," "assume," and other similar expressions that predict or indicate future events, achievements or trends or that do not relate to historical matters.

The Company does not assure the future results or outcome of the matters described in forward-looking statements; rather, these statements merely reflect the Company's current expectations of the approximate outcomes of the matters discussed. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control. The reader is cautioned to make his/her own judgment with regard to the statements discussed in this press release and the assumption noted by the Company herein.

The Company is making forward-looking statements because it believes investors, analysts and others, many of whom prepare models and projections of the Company's performance, are interested in the Company's current estimates of its future activities. The Company advises such parties to make their own determination of any relevant or material assumption used by them.

Many factors may cause the Company's actual performance in any period or periods to differ materially from the anticipated future performance expressed or implied by these forward-looking statements. Certain of the factors that could cause the Company's actual performance to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, general economic conditions, local real estate conditions, the timely development and lease-up of communities, other risks detailed from time to time in the Company's SEC reports, including the annual report on form 10-K for the year ended December 31, 2004.